Exhibit 3.1
AMENDED & RESTATED BY-LAWS

OF

SINCLAIR BROADCAST GROUP, INC.
(the “Corporation”)

Effective as of the 4th day of March 2015

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of the stockholders of the Corporation for the purpose of electing directors to succeed those whose terms shall have expired as of the date of such annual meeting, and for the transaction of such other corporate business as may come before the meeting, shall be held on the date and at the time fixed, from time to time, by the directors.

SECTION 2. Special Meetings.

(a)    General. The chairman of the board, the chief executive officer, the president or the Board of Directors may call a special meeting of stockholders. Except as provided in Subsection (b)(4) of this Section 2, a special meeting of stockholders shall be held on the date and at the time and place set by the chairman of the board, chief executive officer, president or Board of Directors, by whoever has called the meeting. Subject to Subsection (b) of this Section 2, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. (the “Special Meeting Percentage”).

(b)    Stockholder-Requested Special Meetings.

(1)    Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date (the “Request Record Date”) to determine the stockholders entitled to request a special meeting. The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at such meeting, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors, in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten (10) days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days (10) after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth (10th) day after the first (1st) date on which a Record Date Request Notice is received by the secretary.

(2)    In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast equal votes to the Special Meeting Percentage shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within sixty (60) days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his/her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3)    The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 2(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4)    In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than ninety (90) days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten (10) days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder- Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the ninetieth (90th) day after the Meeting Record Date or, if such ninetieth (90th) day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within thirty (30) days after the Delivery Date, then the close of business on the thirtieth (30th) day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice of any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provision of paragraph (3) of this Section 2(b).

(5)    If the secretary receives written revocations of the Special Meeting Request and the result is the Special Meeting Percentage falls below the required number of stockholders of record as of the Request Record Date to request a special meeting then: (i) as long as the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders, who have not revoked such requests, written notice of any revocation of a request for a special meeting on the matter, or (ii) if notice of the meeting has been delivered and the secretary sends to all requesting stockholders, who have not revoked requests for a special meeting on the matter, written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, then (A) the secretary may revoke the notice of the meeting at any time before ten (10) days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6)    The chairman of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspections to perform such review, no such purported Special Meeting Request shall be deemed to have been delivered to the secretary until the earlier of (i) five (5) Business Days after receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five (5) Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Maryland are authorized or obligated by law or executive order to close.

SECTION 3. Place of Holding Meetings. All meetings of stockholders shall be held at the principal office of the Corporation or elsewhere, inside or outside of Maryland, as designated by the Board of Directors.

SECTION 4. Notice of Meetings; Waiver of Notice. Not less than ten (10) nor more than ninety (90) days before each stockholders' meeting, the Secretary shall give written notice of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a stockholder when it is personally delivered to him/her, left at his/her residence or usual place of business, or mailed to him/her at his/her address as it appears on the records of the Corporation. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if such person before or after the meeting signs a waiver of the notice which is filed with the records of stockholders meetings, or is present at the meeting in person or by proxy. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

SECTION 5. Quorum; Voting.

(a)    Unless statute or the Charter provides otherwise, at a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting. In the absence of a quorum, the stockholders present in person or by proxy, by majority of the votes present and entitled to be cast and without notice other than by announcement, may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. In the event that at any meeting a quorum exists for the transaction of some business but does not exist for the transaction of other business, the business as to which a quorum is present may be transacted by the holders of stock present in person or by proxy who are entitled to vote thereon.

(b)    Shares registered in the name of another corporation, if entitled to vote, may be voted by the president or a vice-president of that corporation, or by a proxy appointed by the president or a vice-president of that corporation. Any fiduciary may vote shares registered in such fiduciary's name, either in person or by proxy.

(c)    Shares of stock of the Corporation owned either directly or indirectly by the Corporation shall not be voted unless held in a fiduciary capacity. The President or a Vice-President of the Corporation is authorized to vote any shares of another corporation held by the Corporation.

SECTION 6. General Right to Vote; Proxies. Unless the Charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, is entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders. In all elections for directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted, but in no event shall a single share be entitled to cast multiple votes for the same individual. A stockholder may vote the stock he/she owns of record either in person or by written proxy signed by the stockholder or by his/her duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before the meeting. Unless a proxy provides otherwise, it is not valid more than eleven
(11)    months after its date.

SECTION 7. List of Stockholders. At each meeting of stockholders, a full, true and complete list of all stockholders entitled to vote at such meeting, showing the number and class of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.

SECTION 8. Conduct of Voting. At all meetings of stockholders, unless the voting is conducted by inspectors, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by the chairman of the meeting. If demanded by stockholders, present in person or by proxy, entitled to cast ten per cent (10%) in number of votes entitled to be cast, or if ordered by the chairman, the vote upon any election or question shall be taken by ballot and, upon like demand or order, the voting shall be conducted by two inspectors, in which event the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes, shall be decided by such inspectors. Unless so demanded or ordered, no vote need be by ballot and voting need not be conducted by inspectors. The stockholders at any meeting may choose an inspector or inspectors to act at such meeting, and in default of such election the chairman of the meeting may appoint an inspector or inspectors. No candidate for election as a director at a meeting shall serve as an inspector thereat.

SECTION 9. Conduct of Stockholders Meetings. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, the secretary, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to the stockholders of the record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of the record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 10. Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

(a)    Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholder s may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 10(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business, and who has complied with this Section 10(a).

(2)    For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 10, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 10 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first anniversary of the date of the proxy statement (as defined in Section 10(c)(3) of this Article I) for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting, as originally convened, or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3)    Such stockholder’s notice shall set forth:

(i)    as to each individual who the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(ii)    as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii)    as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A)    the class, series, and number of all shares of stock or other securities of the Corporation (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B)    the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person, and

(C)    whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six (6) months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation disproportionately to such person’s economic interest in the Company Securities, and

(D)    any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series.

(iv)    as to the stockholder giving the notice, any Stockholder Associated Person with an interest of ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 10(a) and any Proposed Nominee:

(A)    the name and address of such stockholder, as appearing on the Corporation’s stock ledger, and the current name and business address, if different, or each such Stockholder Associated Person and any Propose Nominee; and

(B)    the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person, who is not an individual, and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person; and

(v)    to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4)    Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee: (i) certifying that such

Proposed Nominee (a) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation, and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange or over-the-counter market).

(5)    Notwithstanding anything in this Subsection (a) of this Section 10 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least one hundred thirty (130) days prior to the first anniversary of the date of the proxy statement (as defined in Section 10(c)(3) of this Article I) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 10 (a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the (10th) tenth day following the day on which such public announcement is first made by the Corporation.

(6)    For purposes of this Section 10 , “Stockholder Associated Person” of any stockholder shall mean: (i) any person acting in concert with such stockholder; (ii) any beneficial owner of the share of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is depositary); and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only by or at the direction of the Board of Directors.

(c)    General. (1) If information submitted pursuant to this Section 10 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 10. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two (2) Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five (5) Business Days of delivery of such request (or such other period as may be specified in such request): (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 10; and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 10 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 10.

(2)    Only such individuals who are nominated in accordance with this Section 10 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 10. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 10.

(3)    For purposes of this Section 10, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement: shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4)    Notwithstanding the foregoing provisions of this Section 10, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10. Nothing in this Section 10 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 10 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

ARTICLE II

Board of Directors

SECTION 1. Function of Directors. The Corporation shall be managed under the direction of the Board of Directors. The Board of Directors may exercise all the powers of the Corporation, except those conferred on or reserved to the stockholders by statute or by the Charter or By-Laws.

SECTION 2. Number of Directors. The Corporation shall have at least three (3) directors at all times. The Corporation shall have the number of directors provided by a resolution passed by the Board of Directors. A majority of the entire Board of Directors may alter the number of directors not to exceed nine (9) directors, but the action may not affect the tenure of office of any director.

SECTION 3. Election and Tenure of Directors. The Directors shall hold office for a term of one (1) year or until the first annual meeting of stockholders following their election. Each director elected shall hold office until his/her successor shall be elected and shall qualify. Notwithstanding anything contained in these By-Laws to the contrary, the affirmative vote of stockholders holding a majority of the votes entitled to be cast for the election of Directors shall be required to amend or repeal or to adopt any provisions inconsistent with this Section 3.
SECTION 4. Removal of Director. At any meeting of the stockholders held for that purpose, any director may, by a majority vote of all votes entitled to be cast, be removed from office, but only for cause. Cause is defined as; (i) conviction of a crime effecting the Company's reputation or which precludes the Director from performing his/her duties and responsibilities to the shareholders of the Corporation; (ii) a breach of fiduciary duty to the corporation and the shareholders; and (iii) repeated failure to exercise and/or undertake his/her duties as a Director.

SECTION 5. Filling of Vacancies. In the case of any vacancy in the Board of Directors through (i) an increase in the size of the board of directors; or (ii) death, resignation, disqualification, removal or other cause, the remaining directors, by affirmative vote of the majority thereof, may elect a successor to hold office for the unexpired portion of the term of the director whose place shall be vacant, and until the election of his/her successor, or until he/she shall be removed, prior thereto, by an affirmative vote of a majority of the votes entitled to be cast by stockholders.

Similarly and in the event of the number of directors being increased as provided in these By- Laws, the additional directors so provided for shall be elected by a majority of the entire Board of Directors already in office and shall hold office until the next annual meeting of stockholders and thereafter until his/her or their successors shall be elected and duly qualified.

SECTION 6. Regular Meetings. After each meeting of stockholders at which a member of the Board of Directors shall have been elected, the Board of Directors so elected shall meet as soon as practicable for the purpose of organization and the transaction of other business; and in the event that no other time is designated by the stockholders, the Board of Directors shall meet within two (2) hours after the time for such stockholders' meeting or immediately following the close of such meeting, whichever is later, on the day of such meeting. Such first regular meeting shall be held at any place in or out of the State of Maryland as may be designated by the stockholders, or in default of such designation at the place designated by the Board of Directors for such first regular meeting, or in default of such designation at the place of the holding of the immediately preceding meeting of stockholders. No notice of such first meeting shall be necessary if held as hereinabove provided. Any other regular meeting of the Board of Directors shall be held on such date and at any place in or out of the State of Maryland as may be designated from time to time by the Board of Directors.

SECTION 7. Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting, or in writing with or without a meeting. A special meeting of the Board of Directors shall be held on such date and at any place in or out of the State of Maryland as may be designated from time to time by the Board of Directors. In the absence of such designation such meeting shall be held at such place as may be designated in the call.

SECTION 8. Notice of Meeting. Except as provided in Article II, Section 6, the Secretary shall give notice to each director of each regular and special meeting of the Board of Directors. The notice shall state the time and place of the meeting. Notice is given to a director when it is delivered personally to him/her, left at his/her residence or usual place of business, or sent by telegraph, at least twenty-four (24) hours before the time of the meeting or, in the alternative by mail to his/her address as it shall appear on the records of the Corporation, at least seventy-two (72) hours before the time of the meeting. Unless the By-Laws or a resolution of the board of Directors provide otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Directors. No notice of any meeting of the Board of Directors need be given to any director who attends, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

SECTION 9. Action by Directors. Unless statute or the Charter or By-Laws require a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is action of the Board of Directors. A three-fifths (3/5) majority of the entire Board of Directors shall constitute a quorum for the transaction of business. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Directors or of a committee of the Board may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the Board or committee and filed with the minutes of proceedings of the Board or committee.

SECTION 10. Meeting by Conference Telephone. Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear and speak to each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

SECTION 11. Compensation. By resolution of the Board of Directors a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Directors or of committees thereof, and other compensation for their services as such or on committees of the Board of Directors, may be paid to directors. A director who serves the Corporation in any other capacity also may receive compensation for such other services, pursuant to a resolution of the Directors.

SECTION 12. Liability of Directors. A director shall perform his/her duties as a director, including his/her duties as a member of any Committee of the Board upon which he/she may serve, in good faith, in a manner he/she reasonably believes to be in the best interests of the Corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his/her duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

(a)    one or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented;

(b)    counsel, certified public accountants, or other persons as to matters which the director reasonably believes to be within such person's professional or expert competence; or

(c)    a Committee of the Board upon which he/she does not serve, duly designated in accordance with a provision of the Articles of Incorporation or the By-Laws, as to matters within its designated authority, which Committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith if he/she has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted. A person, who performs his/her duties in compliance with this Section shall have no liability by reason of being or having been a director of the Corporation.

ARTICLE III

Committees

The Board of Directors may appoint from among its members an Executive Committee and other committees composed of one (1) or more directors and delegate to these committees in the intervals between meetings of the Board of Directors any of the powers of the Board of Directors, except the power to declare dividends or distributions on stock, approve any merger or share exchange (which does not require stockholder approval), amend the By-Laws, issue stock or recommend to the stockholders any action which requires stockholder approval. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a director to act in place of an absent member. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Article II, Section 10. The Board of Directors has appointed an Executive Committee consisting of David D. Smith, Robert E. Smith, Frederick G. Smith, and J. Duncan Smith.

ARTICLE IV

Officers

SECTION 1. Executive Officers. The Corporation shall have a President, who shall be a director of the Corporation, a Secretary and a Treasurer. It may also have a Chairman of the Board, who shall be a director of the Corporation, and one or more Vice-Presidents, one or more Assistant Vice-Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers. A person may hold more than one office in the Corporation but may not serve concurrently as both President and Vice-President or both President and Secretary of the Corporation.

SECTION 2. Chairman of the Board. The Chairman of the Board, if one be elected, shall preside at all meetings of the Board of Directors and of the stockholders at which he/she shall be present. He shall have and may exercise such powers as are, from time to time, assigned to him/her by the Board of Directors.

SECTION 3. Chief Executive Officer. The Board of Directors may elect a chief executive officer. The chief executive officer shall have the responsibility for implementing the policies of the Corporation, as determined by the Board of Directors, and for administering the business affairs of the Corporation.

SECTION 4. Chief Operating Officer. The Board of Directors may elect a chief operating officer. The chief operating officer will have the duties as set forth by the Board of Directors or by the chief executive officer.

SECTION 5. Chief Financial Officer. The Board of Directors may elect a chief financial officer. The chief financial officer will have duties as set forth by the Board of Directors or by the chief executive officer.

SECTION 6. President. In the absence of the Chairman of the Board, the President shall preside at all meetings of the stockholders and of the Board of Directors at which he/she shall be present; under the direction of the chief executive officer, the president shall have general charge and supervision of the assets and affairs of the Corporation; he/she may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation; and, in general, he/she shall perform all duties incident to the office of a president of a corporation, and such other duties as may from time to time be assigned to him/her by the Board of Directors.

SECTION 7. Vice-Presidents. A Vice-President or Vice-Presidents, at the request of the President or in his/her absence or during his/her inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board of Directors may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Directors, the President may make such determination; otherwise , the most senior (in terms of years of service with the Corporation) of the Vice-Presidents may perform any of such duties or exercise any of such functions. The Vice-President or Vice- Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as may be assigned by the Board of Directors or the President.

SECTION 8. Secretary. The Secretary shall keep the minutes of the meetings of the stockholders, of the Board of Directors and of any committees, in books provided for the purpose; he/she shall see that all notices are duly given in accordance with the provisions of the By-Laws or as required by law; he/she shall be custodian of the records of the Corporation; he/she shall witness all documents on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required to be under its seal, and, when so affixed, may attest the same; and, in general, he/she shall perform all duties incident to the office of a secretary of a corporation, and such other duties as may from time to time be assigned to him/her by the Board of Directors or the President.

SECTION 9. Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he/she shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and, in general, he/she shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as may from time to time be assigned to him/her by the Board of Directors or the President.

SECTION 10. Assistant Officers. The Assistant Vice-Presidents shall have such duties as may from time to time be assigned to them by the Board of Directors or the President. The Assistant Secretaries shall have such duties as may from time to time be assigned to them by the Board of Directors or the Secretary. The Assistant Treasurers shall have such duties as may from time to time be assigned to them by the Board of Directors or the Treasurer.

SECTION 11. Subordinate Officers. The Corporation may have such subordinate officers as the Board of Directors may from time to time deem desirable. Each such officer shall hold office for such period and perform such duties as the Board of Directors, the President or the committee or officer designated pursuant to Article IV, Section 10 may prescribe.

SECTION 12. Compensation. The Board of Directors shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. It may authorize any committee or officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such subordinate officers.

SECTION 13. Election, Tenure and Removal of Officers. The Board of Directors shall elect the officers. The Board of Directors may from time to time authorize any committee or officer to appoint subordinate officers. Unless otherwise specified in an employment agreement with such officer, an officer serves for one (1) year, or for such longer term as the Board of Directors may fix, and until his/her successor is elected and qualifies. The Board of Directors may remove any officer or agent of the Corporation in accordance with the terms of any employment agreement with such officer, and/or for “Cause” as defined in such employment agreement. Unless otherwise defined in an officers employment agreement, Cause is defined as; (i) conviction of a crime effecting the Company's reputation or which precludes the officer or agent from performing his/her duties and responsibilities to the shareholders of the Corporation; (ii) a breach of fiduciary duty to the corporation and the shareholders; and (iii) a repeated failure to exercise and/or undertake his/her duties as an officer or agent of the Corporation. The removal of an officer or agent does not prejudice any of such person's contract rights. The Board of Directors (or any committee or officer authorized by the Board of Directors) may fill a vacancy which occurs in any office for the unexpired portion of the term of that office, or for any shorter period if such unexpired term is greater than one (1) year.

ARTICLE V

Stock

SECTION 1. Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares, provided that such uncertificated shares are not inconsistent with law or with the Charter. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate representing the number of shares held by such holder registered in certificate form. Each stock certificate shall include on its face the name of the Corporation, the name of the stockholder and the class of stock and number of shares represented by the certificate and be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors. Each stock certificate shall be signed by the President, a Vice President, or the Chairman of the Board and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer. Each certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.

If the Corporation is authorized to issue more than one class of stock, the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, shall be set forth in full or summarized on the face or back of each certificate representing shares of such class. In lieu of a full statement or summary of the foregoing requirements, the certificate may state that the Corporation will furnish a full statement of the required information to any stockholder on request and without charge.

Each certificate for shares of stock which are subject to any restriction on transfer shall contain a full statement of the restriction or state that the Corporation will furnish information about the restriction to the stockholder on request and without charge. The fact that a stock certificate does not contain or refer to a restriction on transferability that is adopted after the date of issuance of the stock certificate does not mean that the restriction is invalid or unenforceable.

At the time of issue or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Section 2-211 of the Corporations and Associations Article of the Annotated Code of Maryland.

    SECTION 2. Transfers. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates of stock; and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.

SECTION 3. Record Date and Closing of Transfer Books. The Board of Directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be more than ninety (90) days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than twenty (20) days; and, in the case of a meeting of stockholders, the record date of the closing of the transfer books shall be at least ten (10) days before the date of the meeting.

SECTION 4. Stock Ledger. The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds. The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, within or without the State of Maryland, or, if none, at the principal office or the principal executive offices of the Corporation in the State of Maryland.

SECTION 5. Lost Stock Certificates. The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation. In its discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate save upon the order of some court having jurisdiction in the premises.

ARTICLE VI

Finance

SECTION 1. Checks, Drafts, Etc. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Corporation, shall, unless otherwise provided by resolution of the Board of Directors, be signed by the President, a Vice- President or an Assistant Vice-President and countersigned by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary.

SECTION 2. Annual Statement of Affairs. There shall be prepared annually a full and correct statement of the affairs of the Corporation, to include a balance sheet and a financial statement of operations for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the stockholders and, within twenty (20) days after the meeting, placed on file at the Corporation's principal office. Such statement shall be prepared or caused to be prepared by such executive officer of the Corporation as may be designated in an additional or supplementary by-law adopted by the Board of Directors. If no other executive officer is so designated, it shall be the duty of the President to prepare or cause to be prepared such statement.

SECTION 3. Fiscal Year. The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution. In the absence of any such resolution, the fiscal year of the Corporation shall end on the last day of December in each year.

ARTICLE VII

Sundry Provisions

SECTION 1. Books and Records. The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors. The books and records of the Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction.

SECTION 2. Corporate Seal. The Board of Directors shall provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

SECTION 3. Bonds. The Board of Directors may require any officer, agent or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his/her duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

SECTION 4. Voting Upon Shares in Other Corporations. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the President, a Vice- President, or a proxy appointed by either of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

SECTION 5. Mail. Any notice or other document which is required by these By-Laws to be mailed shall be deposited in the United States mails, postage prepaid.

SECTION 6. Execution of Documents. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

SECTION 7. Amendment of By-Laws. Except as otherwise herein provided, the Board of Directors shall have the power and authority to amend, alter or repeal these By-Laws or any provision thereof, and may from time to time make additional By-Laws without the approval or consent of the stockholders, but subject to the limitation that any modification to the By-Laws made by the directors shall be subject to repeal by the affirmative vote of a majority of the votes entitled to be cast at any duly constituted meeting of stockholders. The stockholders shall also have the power to adopt, alter, or repeal any By-Laws of the Corporation and to make new By-Laws by the affirmative vote of a majority of votes entitled to be cast at any duly constituted meeting of stockholders.

ARTICLE VIII

Indemnification

SECTION 1. Definitions. As used in this Article VIII, any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time, (the "Indemnification Section") shall have the same meaning as provided in the Indemnification Section.

SECTION 2. Indemnification. The Corporation shall indemnity and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section. With respect to other employees or agents of the Corporation, the Corporation may, as determined in the discretion of the Board of Directors, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with the Indemnification Section.

SECTION 3. Immediate Vesting. The rights to indemnification and advance of expenses provided by the charter of the Corporation and these By-laws shall vest immediately upon election of a director or officer.

ARTICLE IX

Exclusive Forum Selection

SECTION 1. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland Corporations and Association Article of the Maryland Annotated Code, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 1.

FIRST AMENDMENT TO THE AMENDED & RESTATED BY-LAWS OF
SINCLAIR BROADCAST GROUP, INC. (EFFECTIVE MARCH 4, 2015)

(adopted on February 23, 2021)

Article III of the Amended & Restated By-laws of Sinclair Broadcast Group, Inc. (effective March 4, 2015), is hereby deleted in its entirety and replaced with the following:

ARTICLE III

Committees

The Board of Directors may appoint from among its members an Executive Committee and other committees composed of one (1) or more directors and delegate to these committees in the intervals between meetings of the Board of Directors any of the powers of the Board of Directors, except as may be required by Maryland Corporations and Association Article of the Maryland Annotated Code. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a director to act in place of an absent member. The members of a committee may conduct any meeting thereof by conference telephone or similar communications equipment in accordance with the provisions of Article II, Section 10. The Board of Directors has appointed an Executive Committee consisting of David D. Smith, Robert E. Smith, Frederick G. Smith, and J. Duncan Smith.
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